FOR IMMEDIATE RELEASE	CONTACT:	Lisa Miles 703.251.8637
lisamiles@maximus.com
Date: May 5, 2016

MAXIMUS Reports Second Quarter Results for Fiscal Year 2016
- The Company Narrows Earnings Guidance Range for Fiscal 2016 -

(RESTON, Va. - May 5, 2016) - MAXIMUS (NYSE: MMS), a leading provider of government services worldwide, today reported financial results for the three and six months ended March 31, 2016.

Highlights for the second quarter of fiscal year 2016 include:

•	Revenue growth of 26% (including organic growth of 13%) to $606.5 million compared to the same period last year

•
Diluted earnings per share of $0.74, which included a benefit of approximately $0.08 of diluted earnings per share related to contract modifications from the United Kingdom Health Assessment Advisory Service (HAAS) contract

•	Year-to-date signed contract awards of $1.1 billion and new contracts pending (awarded but unsigned) of $143 million at March 31, 2016

•	An update to earnings guidance with diluted earnings per share now expected to range between $2.50 and $2.70 for fiscal 2016

For the second quarter of fiscal 2016, revenue increased 26% to $606.5 million compared to $481.8 million reported for the same period last year. The increase in revenue was attributable to acquisitions that accounted for growth of 15% and organic growth of 13%, principally from the Health Services Segment. The increase in revenue was partially offset by a 2% decline from unfavorable foreign currency translation.

For the second quarter of fiscal 2016, net income attributable to MAXIMUS totaled $48.8 million, or $0.74 of diluted earnings per share. This compares to diluted earnings per share of $0.58 for the second quarter of fiscal 2015. The second quarter of fiscal 2016 received the benefit of out-of-period revenue and income of approximately $6.6 million, or approximately $0.08 of diluted earnings per share, resulting from contract modifications on the HAAS contract in the U.K.

Total Company operating margin for the second quarter of fiscal 2016 was 12.8%.
“Our financial results for the quarter demonstrate that overall, we have made solid progress on start-up projects, particularly the HAAS contract. Our current trends confirm that we are on track to hit full productivity on this contract by the end of the summer and we have an increased level of confidence that we are on a path to achieve our long-term operational and financial goals over the life of the contract,” commented MAXIMUS CEO Richard A. Montoni.

1891 METRO CENTER DRIVE | RESTON, VIRGINIA 20190 | 703.251.8500 | 703.251.8240 FAX | MAXIMUS.COM

Health Services Segment
Health Services Segment revenue for the second quarter of fiscal 2016 increased 22% to $330.6 million compared to $270.9 million reported for the same period last year.

The year-over-year increase in revenue was nearly all organic and principally driven by the U.K. HAAS contract and, to a lesser extent, new work and expansion on existing contracts in the U.S. health business. The Ascend acquisition, which occurred in the quarter, accounted for less than 1% of Segment growth in the quarter. Health Segment growth was offset by a 2% decline from unfavorable foreign currency translation.

Operating margin for the second quarter of fiscal 2016 increased to 17.2% compared to 15.3% reported in the prior-year period. Operating margin in the second quarter benefitted from out-of-period revenue and income related to: 1) a previously disclosed contract change order that was recognized in the second quarter, and 2) modifications on the HAAS contract. Excluding the benefit of out-of-period revenue and income related to contract modifications in the second quarter of 2016, operating margin would have been 13.2% in the quarter.

U.S. Federal Services Segment
U.S. Federal Services Segment revenue for the second quarter of fiscal 2016 increased 51% to $150.2 million compared to $99.5 million reported for the same period last year. All growth in the quarter was acquired and partially offset by expected reductions from the closure of one of the Company’s customer contact centers tied to the Federal Marketplace.

Operating margin for the second quarter was 10.0% compared to 9.7% reported for the prior-year period.

Human Services Segment
Human Services Segment revenue for the second quarter of fiscal 2016 increased 13% to $125.7 million compared to $111.4 million for the same period last year. Year-over-year revenue growth was principally driven by acquisitions. The Segment was unfavorably impacted by a 5% decline in foreign currency translation.

Operating margin for the second quarter was 7.8% compared to 12.5% for the same period last year. The anticipated reduction in margin was principally due to the ongoing ramp up of the new jobactive contract in Australia. The Company now expects that the jobactive contract will operate at the lower end of its target operating margin range of 10-15% in the second half of fiscal 2016 as a result of lower-than-expected volumes in the near term.

Sales and Pipeline
Year-to-date signed contract awards at March 31, 2016 totaled $1.1 billion. New contracts pending (awarded but unsigned) totaled $143.2 million.

The sales pipeline at March 31, 2016 increased to $3.2 billion (comprised of approximately $543 million in proposals pending, $261 million in proposals in preparation, and $2.4 billion in opportunities tracking). The pipeline includes opportunities across all Segments and geographies. This compares to a pipeline of $2.6 billion for the same period last year. Of the $3.2 billion in pipeline at March 31, 2016, more than half is associated with new work.

The Company’s reported pipeline only reflects those opportunities where MAXIMUS expects that the request for proposal will be released within the next six months.

Balance Sheet and Cash Flows
Cash and cash equivalents at March 31, 2016 totaled $60.8 million. For the three-months ended March 31, 2016, cash provided by operating activities totaled $20.5 million, with free cash flow of $11.3 million.

1891 METRO CENTER DRIVE | RESTON, VIRGINIA 20190 | 703.251.8500 | 703.251.8240 FAX | MAXIMUS.COM

At March 31, 2016, Days Sales Outstanding (DSOs) were within the Company’s expected range at 70 days, and lower sequentially by five days compared to DSOs of 75 days in the first quarter.

On February 29, 2016, MAXIMUS paid a quarterly cash dividend of $0.045 per share. On April 19, 2016, the Company announced a $0.045 per share cash dividend, payable on May 31, 2016 to shareholders of record on May 13, 2016.

During the second quarter of fiscal 2016, MAXIMUS did not repurchase any common stock. At March 31, 2016, MAXIMUS had $139.4 million available for repurchases under its Board-authorized share repurchase program.

Outlook
The Company still expects revenue to range between $2.4 billion and $2.5 billion for fiscal 2016. MAXIMUS is narrowing its earnings guidance and now expects GAAP diluted earnings per share to range between $2.50 and $2.70 for fiscal 2016. This compares to the Company’s prior range of $2.40 to $2.70 of GAAP diluted earnings per share. Fiscal year 2016 earnings guidance assumes that certain contracts in start-up will continue to mature and provide increasing contributions in the second half of the year, coupled with the addition of new work. The Company’s guidance does not include any future acquisitions or significant legal expenses or recoveries.

Website Presentation, Conference Call and Webcast Information
MAXIMUS will host a conference call this morning, May 5, 2016, at 9:00 a.m. (ET). The call is open to the public and can be accessed under the Investor Relations page of the Company’s website at http://investor.maximus.com or by calling:

877.407.8289 (Domestic)/+1.201.689.8341 (International)

For those unable to listen to the live call, a replay will be available through May 19, 2016. Callers can access the replay by calling:

877.660.6853 (Domestic)/+1.201.612.7415 (International)
Replay conference ID number: 13636167

About MAXIMUS
Since 1975, MAXIMUS has operated under its founding mission of Helping Government Serve the People®, enabling citizens around the globe to successfully engage with their governments at all levels and across a variety of health and human services programs. MAXIMUS delivers innovative business process management and technology solutions that contribute to improved outcomes for citizens and higher levels of productivity, accuracy, accountability and efficiency of government-sponsored programs. With more than 16,000 employees worldwide, MAXIMUS is a proud partner to government agencies in the United States, Australia, Canada, New Zealand, Saudi Arabia and the United Kingdom. For more information, visit maximus.com.

Non-GAAP Measures
We utilize non-GAAP measures where we believe it will assist the user of our financial statements in understanding our business. The presentation of these measures is meant to complement, and not replace, other financial measures in this document. The presentation of non-GAAP numbers is not meant to be considered in isolation, nor as alternatives to revenue growth, cash flows from operations or net income as measures of performance. These non-GAAP measures, as determined and presented by us, may not be comparable to related or similarly titled measures presented by other companies.

1891 METRO CENTER DRIVE | RESTON, VIRGINIA 20190 | 703.251.8500 | 703.251.8240 FAX | MAXIMUS.COM

During the past twelve months, we have acquired Acentia, Ascend, Assessments Australia and Remploy. We believe users of our financial statements wish to evaluate the performance of our underlying business, excluding changes that have arisen due to businesses acquired. We provide organic revenue growth as a useful basis for assessing this. To calculate organic revenue growth, we compare current year revenue less revenue from these acquisitions to our prior year revenue.

In the first six months of fiscal year 2016, 29% of our business has been generated outside the United States. We believe that users of our financial statements wish to understand the performance of our foreign operations using a methodology which excludes the effect of year-over-year exchange rate fluctuations. We provide constant currency revenue movement as a useful basis for assessing this. To calculate constant currency revenue movement, we determine the current year’s revenue for all foreign businesses using the exchange rates in the prior year.

In order to sustain our cash flows from operations, we require regular refreshing of our fixed assets and technology. We believe that users of our financial statements wish to understand the cash flows that directly correspond with our operations and the investments we must make in those operations using a methodology which combines operating cash flows and capital expenditures. We provide free cash flow to complement our statement of cash flows. Free cash flow shows the effects of the Company’s operations and routine capital expenditure and excludes the cash flow effects of acquisitions, share repurchases, dividend payments and other financing transactions. We have provided a reconciliation of free cash flow to cash provided by operating activities.

To sustain our operations, our principal source of financing comes from receiving payments from our customers. We believe that users of our financial statements wish to evaluate our efficiency in converting revenue into cash receipts. Accordingly, we provide days sales outstanding, or DSO. We calculate DSO by dividing billed and unbilled receivable balances at the end of each quarter by revenue per day for the period. Revenue per day for a quarter is determined by dividing total revenue by 91 days.

Statements that are not historical facts, including statements about the Company’s confidence and strategies and the Company’s expectations about revenues, results of operations, profitability, future contracts, market opportunities, market demand or acceptance of the Company’s products are forward-looking statements that involve risks and uncertainties. These uncertainties could cause the Company’s actual results to differ materially from those indicated by such forward-looking statements and include reliance on government clients; risks associated with government contracting; risks involved in managing government projects; legislative changes and political developments; opposition from government unions; challenges resulting from growth; adverse publicity; and legal, economic, and other risks detailed in Exhibit 99.1 to the Company’s most recent Annual Report filed with the Securities and Exchange Commission, found on maximus.com.

1891 METRO CENTER DRIVE | RESTON, VIRGINIA 20190 | 703.251.8500 | 703.251.8240 FAX | MAXIMUS.COM

MAXIMUS, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2016	2015	2016	2015
Revenue	$606,453	$481,794	$1,163,175	$948,837
Cost of revenue	458,786	357,449	905,293	705,225
Gross profit	147,667	124,345	257,882	243,612
Selling, general and administrative expenses	65,976	59,392	130,210	111,353
Amortization of intangible assets	3,262	1,432	6,411	2,907
Acquisition-related expenses	529	1,514	575	2,114
Operating income	77,900	62,007	120,686	127,238
Interest expense	1,273	—	2,262	—
Other income, net	2,209	219	3,340	1,120
Income before income taxes	78,836	62,226	121,764	128,358
Provision for income taxes	29,495	23,198	45,541	46,980
Net income	49,341	39,028	76,223	81,378
Income attributable to noncontrolling interests	556	220	829	709
Net income attributable to MAXIMUS	$48,785	$38,808	$75,394	$80,669
Basic earnings per share attributable to MAXIMUS	$0.74	$0.59	$1.14	$1.22
Diluted earnings per share attributable to MAXIMUS	$0.74	$0.58	$1.14	$1.20
Dividends paid per share	$0.045	$0.045	$0.09	$0.09
Weighted average shares outstanding:
Basic	65,760	65,862	65,872	65,899
Diluted	66,079	66,987	66,196	66,947

1891 METRO CENTER DRIVE | RESTON, VIRGINIA 20190 | 703.251.8500 | 703.251.8240 FAX | MAXIMUS.COM

MAXIMUS, Inc.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	March 31, 2016	September 30, 2015
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$60,783	$74,672
Accounts receivable - billed and billable, net of reserves of $5,080 and $3,385	433,228	396,177
Accounts receivable - unbilled	35,777	30,929
Income taxes receivable	21,124	7,310
Prepaid expenses and other current assets	49,351	52,819
Total current assets	600,263	561,907
Property and equipment, net	137,493	137,830
Capitalized software, net	31,033	32,483
Goodwill	401,152	376,302
Intangible assets, net	117,732	102,358
Deferred contract costs, net	17,782	19,126
Deferred compensation plan assets	21,519	19,310
Deferred income taxes	5,204	11,058
Other assets	10,635	11,184
Total assets	$1,342,813	$1,271,558
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$135,704	$155,411
Accrued compensation and benefits	74,975	99,700
Deferred revenue	80,429	77,642
Income taxes payable	2,577	11,709
Long-term debt, current portion	329	356
Other liabilities	13,343	11,562
Total current liabilities	307,357	356,380
Deferred revenue, less current portion	47,873	52,954
Deferred income taxes	7,347	6,546
Long-term debt	286,017	210,618
Deferred compensation plan liabilities, less current portion	21,575	20,635
Other liabilities	9,203	8,726
Total liabilities	679,372	655,859
Shareholders’ equity:
Common stock, no par value; 100,000 shares authorized; 64,906 and 65,437 shares issued and outstanding at March 31, 2016 and September 30, 2015, at stated amount, respectively	455,441	446,132
Accumulated other comprehensive income/(loss)	(24,984)	(22,365)
Retained earnings	228,834	188,611
Total MAXIMUS shareholders’ equity	659,291	612,378
Noncontrolling interests	4,150	3,321
Total equity	663,441	615,699
Total liabilities and equity	$1,342,813	$1,271,558

1891 METRO CENTER DRIVE | RESTON, VIRGINIA 20190 | 703.251.8500 | 703.251.8240 FAX | MAXIMUS.COM

MAXIMUS, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2016	2015	2016	2015
Cash flows from operating activities:
Net income	$49,341	$39,028	$76,223	$81,378
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property, equipment and capitalized software	12,912	12,739	25,859	23,706
Amortization of intangible assets	3,262	1,432	6,411	2,907
Deferred income taxes	172	(9,209)	(327)	(10,134)
Non-cash equity based compensation	4,819	4,470	9,151	8,436

Change in assets and liabilities:
Accounts receivable - billed	(5,304)	(76,641)	(35,051)	(80,883)
Accounts receivable - unbilled	(2,998)	2,003	(4,851)	(2,311)
Prepaid expenses and other current assets	127	(5,822)	5,443	(6,043)
Deferred contract costs	46	(3,651)	810	(7,105)
Accounts payable and accrued liabilities	(28,137)	13,833	(19,949)	27,274
Accrued compensation and benefits	7,172	11,638	(14,211)	(12,263)
Deferred revenue	877	18,248	(2,009)	21,858
Income taxes	(19,554)	747	(22,597)	19,583
Other assets and liabilities	(2,237)	(3,343)	(3,038)	(4,337)
Cash provided by operating activities	20,498	5,472	21,864	62,066

Cash flows from investing activities:
Purchases of property and equipment and capitalized software costs	(9,151)	(33,363)	(19,836)	(47,473)
Acquisition of business	(39,206)	—	(41,812)	—
Other	126	122	210	282
Cash used in investing activities	(48,231)	(33,241)	(61,438)	(47,191)

Cash flows from financing activities:
Cash dividends paid	(2,919)	(2,966)	(5,860)	(5,928)
Repurchases of common stock	—	—	(31,138)	(32,616)
Tax withholding related to RSU vesting and option exercises	(44)	(116)	(11,597)	(12,453)
Expansion of credit facility	—	(1,444)	—	(1,444)
Borrowings under credit facility	83,493	—	130,563	—
Repayment of credit facility and other long-term debt	(42,498)	(35)	(55,219)	(74)
Cash provided by/(used in) financing activities	38,032	(4,561)	26,749	(52,515)

Effect of exchange rate changes on cash and cash equivalents	(474)	(2,331)	(1,064)	(5,937)

Net increase/(decrease) in cash and cash equivalents	9,825	(34,661)	(13,889)	(43,577)

Cash and cash equivalents, beginning of period	50,958	149,196	74,672	158,112

Cash and cash equivalents, end of period	$60,783	$114,535	$60,783	$114,535

1891 METRO CENTER DRIVE | RESTON, VIRGINIA 20190 | 703.251.8500 | 703.251.8240 FAX | MAXIMUS.COM

MAXIMUS, Inc.
SEGMENT INFORMATION
(Amounts in thousands)
(Unaudited)

	Three Months Ended March 31,				Six Months Ended March 31,
	2016	% (1)	2015	% (1)	2016	% (1)	2015	% (1)
Revenue:
Health Services	$330,567	100%	$270,918	100%	$622,470	100%	$514,488	100%
U.S. Federal Services	150,191	100%	99,465	100%	295,476	100%	207,194	100%
Human Services	125,695	100%	111,411	100%	245,229	100%	227,155	100%
Total	$606,453	100%	$481,794	100%	$1,163,175	100%	$948,837	100%
Gross profit:
Health Services	$82,717	25.0%	$69,873	25.8%	$134,689	21.6%	$129,720	25.2%
U.S. Federal Services	33,421	22.3%	22,014	22.1%	61,659	20.9%	47,582	23.0%
Human Services	31,529	25.1%	32,458	29.1%	61,534	25.1%	66,310	29.2%
Total	$147,667	24.3%	$124,345	25.8%	$257,882	22.2%	$243,612	25.7%
Selling, general and administrative expense:
Health Services	$25,803	7.8%	$28,397	10.5%	$50,967	8.2%	$50,404	9.8%
U.S. Federal Services	18,438	12.3%	12,377	12.4%	35,960	12.2%	24,627	11.9%
Human Services	21,735	17.3%	18,523	16.6%	42,633	17.4%	36,222	15.9%
Other	—	NM	95	NM	650	NM	100	NM
Total	$65,976	10.9%	$59,392	12.3%	$130,210	11.2%	$111,353	11.7%
Operating income:
Health Services	$56,914	17.2%	$41,476	15.3%	$83,722	13.4%	$79,316	15.4%
U.S. Federal Services	14,983	10.0%	9,637	9.7%	25,699	8.7%	22,955	11.1%
Human Services	9,794	7.8%	13,935	12.5%	18,901	7.7%	30,088	13.2%
Amortization of intangible assets	(3,262)	NM	(1,432)	NM	(6,411)	NM	(2,907)	NM
Acquisition-related expenses (2)	(529)	NM	(1,514)	NM	(575)	NM	(2,114)	NM
Other	—	NM	(95)	NM	(650)	NM	(100)	NM
Total	$77,900	12.8%	$62,007	12.9%	$120,686	10.4%	$127,238	13.4%

(1)    Percentage of respective segment revenue. Percentages not considered meaningful are marked “NM.”

(2)
Acquisition-related expenses are costs directly incurred from the purchase of Assessments Australia in the first quarter of fiscal year 2016 and the purchase of Acentia in fiscal year 2015, as well as other transaction-related activity.

1891 METRO CENTER DRIVE | RESTON, VIRGINIA 20190 | 703.251.8500 | 703.251.8240 FAX | MAXIMUS.COM

MAXIMUS, Inc.
FREE CASH FLOW
(Non-GAAP measure)
(Amounts in thousands)
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2016	2015	2016	2015
Cash provided by operating activities	$20,498	$5,472	$21,864	$62,066
Purchases of property and equipment and capitalized software costs	(9,151)	(33,363)	(19,836)	(47,473)
Free cash flow	$11,347	$(27,891)	$2,028	$14,593

-XXX-

1891 METRO CENTER DRIVE | RESTON, VIRGINIA 20190 | 703.251.8500 | 703.251.8240 FAX | MAXIMUS.COM